Exhibit 10.3


        Baseband Fader Agreement
                between
    Hollis Electronics Company LLC and
        Micronetics Wireless, Inc.

               October 2000



Micronetics Wireless, Inc. ("Micronetics") and Hollis Electronics Company LLC ("HEC") collectively enter in a teaming agreement involving the design, development, manufacture and sale of series of Noise and Channel simulation products. The products are defined as the Baseband fader, the Stand-alone Remote
Controllable Digital Noise Generator, and a
Stand-alone Baseband Carrier to Noise Generator.
For this agreement, the Baseband fader will be known as "the product". HEC and Micronetics are partnering together on this opportunity because each company has unique skills and core competencies that collectively strengthen the chance of success in this area. Primary responsibilities for HEC will include the design, development and manufacturing of the product.
Primary responsibilities for Micronetics will include the marketing, sales and support of the product. The basis for this agreement is detailed below:

1.	Table 1.0 lists the major activities and
responsibilities in the New Product Introduction process of the Baseband fader. The ownership of completing these activities and responsibilities will be shared by Micronetics and HEC as detailed in Table 1.0.

2.	The target sales price of the product is
set forth on Table 3.0(a) per unit for quantity of one.
See pricing table 2.0 for discount schedule for sale of multiple units. If there is potential sale below the target pricing as listed in table 2.0, Micronetics will provide documentation (purchase orders) such that Micronetics and HEC can work together to obtain acceptable margins for both companies.

3.	The HEC development costs for the product
is estimated as set forth on Table 3.0(b). Three (3) units will be built in this first development phase.
Micronetics will be responsible for the amount set forth on Table 3.0(c) of the development costs.

a.	The first of the 3 units will be a prototype
that will reside at HEC for support and upgrades of this product unless the unit is needed by Micronetics or HEC for specific sales and marketing activity such as a trade show or a customer demonstration.

b.	Micronetics will receive two (2) additional
completed units for sale to customers. The proceeds from the sale of the two (2) units will be equally divided between Micronetics and HEC.

c.	If the support and upgrade activity for this
development effort is complete and both parties agree that the first prototype unit will be sold to a customer, then the proceeds will be split equally. If the unit does not get sold, then HEC retains ownership.

d.	 The milestone deliverables for this
development activity are listed in Table 3.0.

4.	After the first three (3) units have been
developed and delivered and for each additional unit that is sold by Micronetics, Micronetics will pay upon receipt of a written purchase order from the customer, 20% of the amount due HEC, per the pricing table 2.0. The additional 80% will be due Net 10 days from receiving the customer's payment to Micronetics.

5.	In the development of the baseband fading
product, HEC will retain ownership of their contribution of the design and Micronetics will retain ownership of their contribution to the design.

6.	HEC agrees provide the product exclusively
to Micronetics for 2 years from date of the first deliverable unit in condition to be sold to a third party customer. Micronetics agrees to use its best efforts to promote the sale and use of and to secure orders for the product so as create the largest volume of profitable business for HEC and Micronetics commensurate with the opportunities available. HEC will continue this exclusive agreement provided that Micronetics acquires 10 units for HEC in the prior 12 months prior to the two year anniversary.

7.	Micronetics has the option to take over
the manufacturing of the product after 2 years from the first deliverable unit and pay HEC a royalty fee on each unit sold. The primary reason that Micronetics would take over manufacturing is for non-performance of HEC. HEC and Micronetics will after 6 months from the date of first deliverable unit, meet and come to agreement
(within 60 days of that meeting) agree upon the following:

a.	Cost of the documentation package that
is necessary to transition the manufacturing to Micronetics.

b.	An hourly rate to be paid to HEC for consultation
for application and manufacturing support activity.
Design support would still be required pursuant to paragraph 5.

c.	Royalty structure on products manufactured
other than by HEC.

8.	Warranty repair support will be the
responsibility of either HEC or Micronetics dependent on which company manufactured the unit and will be for 1 year from the date of sale of each unit. HEC agrees to provide design support for a minimum of 2 years from the sale of the last unit. This will be dependent on access to the technology required to do so.

9.	Each company has a bi-directional right
of first refusal for next generation products.
If either company decides to pursue next generation products, then either company has the right to pursue such products outside of this agreement but must notify the other in writing 3 months prior to doing so.

10.	HEC will with in 6 months after
delivery of the 3 units provide a
manufacturing documentation package to be held in escrow by a mutually agreeable party.
Costs for escrow party will be shared
equally between Micronetics and HEC.

11.	Terms/Termination

a.	The Agreement may be terminated by
either party upon thirty days written notice to the other by registered mail or certified mail after the end of the Initial term of this Agreement or Renewal Term.

b.	This Agreement may be terminated at any
time by Mutual Agreement.

c.	The Agreement may be terminated by either
party in the event that the other shall or has filed against him a petition in bankruptcy, or makes an assignment for the benefit of Creditors.

d.	If any of the terms or conditions of
this agreement are substantially breached and are not corrected within ninety (90) days after written notice thereof is given by the complaining party, then the complaining party will have the option to terminate this Agreement by giving written notice thereof to the other party. If either party breaches this agreement, than the other party will be entitled to refund of their contribution of development costs and will own design rights to the product.

11.	Disputes and Arbitration

The parties agree that any disputes or
questions arising hereunder, including the construction or application of the Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration
Association then in force. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appealable to any court in any jurisdiction, except as provided by New Hampshire's Arbitration
Statutes then in effect or the Federal Arbitration
Act. The expense of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed. The arbitration shall take place in the state of New Hampshire and any action in respect of this shall be filed in the state of New Hampshire.

12.  Additional Attachments

Technical abstract describing the concept and functionality of the Baseband fader is Table 4.

It is understood and agreed that no failure or delay by HEC or Micronetics in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall inure to the benefit of any successor in interest to HEC or Micronetics.

The letter agreement may be modified or waived only by a separate writing by HEC and Micronetics, which expressly modifies or waives this letter agreement.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement.

This letter agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New Hampshire, without giving effect to the conflict of laws provisions thereof. This letter agreement shall inure to the benefit of any successor in interest to HEC or the Micronetics.

Either Micronetics or HEC will not solicit the other parties customers or employees during the term of this agreement.


Micronetics Wireless, Inc.


By: /s/Ralph Marrone
    __________________________
    Name:  Ralph Marrone
    Date:  11/30/00
    Title: Vice President
            Noise Products


Hollis Electronics Company LLC


By: /s/Stephen Bosowski
    __________________________
    Name:  Stephen Bosowski
    Date:  11/3/00
    Title: General Manager